EXHIBIT 5.1

[LETTERHEAD OF KIRKLAND & ELLIS LLP]

     To Call Writer Directly:

          (212) 446-4800

     May 13, 2005

Valor Telecommunications Enterprises, LLC
Valor Telecommunications Enterprises Financial Corp.
201 E. John Carpenter Freeway, Suite 200
Irving, Texas 75062
and the parties listed on Schedule I hereto

               Re: Registration Statement on Form S-4

     Ladies and Gentlemen:

               We are issuing this opinion letter in our capacity as special legal counsel to Valor Telecommunications Enterprises, LLC, a Delaware limited liability company, Valor Telecommunications Enterprises Financial Corp., a Delaware corporation, (the “Issuers”) and the guarantors named on Schedule I hereto, each a Delaware corporation, limited liability company or limited partnership, (the “Delaware Guarantors,” and together with the guarantors listed on Schedule II hereto, each a Texas corporation, limited liability company or limited partnership, (the “Texas Guarantors”) and the Issuers, the “Registrants”), in connection with the proposed registration by the Registrants of $400,000,000 in aggregate principal amount at maturity of the Issuers’ 7 3/4% Senior Notes due 2015 (the “Exchange Notes”) and the Delaware and Texas Guarantors’ guarantees thereon (the “Guarantees”), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The

Exchange Notes and the Guarantees are to be issued pursuant to the Indenture (as amended and supplemented from time to time, the “Indenture”), dated as of February 14, 2005 by and among the Issuers, the Delaware and Texas Guarantors and The Bank of New York, as trustee.

     The Exchange Notes and Guarantees are to be issued in exchange for and in replacement of the Issuers’ 7 3/4% Senior Notes due 2015 (the “Old Notes”) and guarantees thereon, of which $400,000,000 in aggregate principal amount at maturity is outstanding.

               In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the certificates of incorporation or formation and bylaws, limited liability company agreement or limited partnership agreement of the Issuers and the Delaware Guarantors, (ii) minutes and records of the corporate proceedings of the Issuers and the Delaware Guarantors with respect to the issuance of the Exchange Notes and Guarantees, (iii) the Indenture and (iv) the Registration Statement.

               For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuers and the Delaware Guarantors, and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuers and the Delaware Guarantors.

     As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others.

               Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

               Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (a) the Registration Statement becomes effective, (b) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (c) the Exchange Notes and Guarantees have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the holders thereof in exchange for the Old Notes and the guarantees thereon, the Exchange Notes will be validly issued and binding obligations of the Issuers and the Guarantees of the Delaware Guarantors will be validly issued and binding obligations of the Delaware Guarantors.

               We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission.

               Our advice on every legal issue addressed in this letter is based on exclusively on the internal law of the State of New York and the New York case law decided thereunder, the General Corporation Law of the State of Delaware and the Delaware case law decided thereunder or the federal law of the United States.

               This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

Yours very truly,
/s/ KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP

Schedule I

Valor Communications Group, Inc.

Valor Telecommunications, LLC

DCS Holding Co.

ECS Holding Co.

KCS Holding Co.

SCD Sharing Partnership, L.P.

SCE Sharing Partnership, L.P.

Valor Telecommunications Investments, LLC

Valor Telecommunications LD, LP

Southwest Enhanced Network Services, LP

Western Access Services, LLC

Western Access Services of Arizona, LLC

Western Access Services of Arkansas, LLC

Western Access Services of Colorado, LLC

Western Access Services of Oklahoma, LLC

Western Access Services of New Mexico, LLC

Western Access Services of Texas, LP

Valor Telecommunications Southwest, LLC

Valor Telecommunications Southwest II, LLC

Valor Telecommunications Enterprises II, LLC

Kerrville Communications Management, LLC

Kerrville Communications Enterprises, LLC

Kerrville Cellular Management, LLC

Kerrville Cellular Holdings, LLC

201 E. John Carpenter Freeway, Suite 200
Irving, Texas 75062

Schedule II

Valor Telecommunications of Texas, LP

Valor Telecommunications Equipment, LP

Valor Telecommunications Services, LP

Valor Telecommunications Corporate Group, LP

Kerrville Communications Corporation

Advanced Tel-Com Systems, LP

Kerrville Telephone, LP

Kerrville Cellular, LP

KCC TelCom, LP

Kerrville Mobile Holdings, Inc.

Kerrville Wireless Holdings, LP

Harper Telephone L.P.

201 E. John Carpenter Freeway, Suite 200
Irving, Texas 75062

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